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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Management of

Situs Real LLC

We have examined management’s assertion, included in the accompanying Management’s Assertion on Compliance with SEC Regulation AB Servicing Criteria (“Management’s Report”), that Situs Real LLC (the “Company”), a wholly-owned subsidiary of SitusAMC Holdings Corporation, complied with the servicing criteria set forth in Item 1122(d)(3)(i)(A-B) of the U.S. Securities and Exchange Commission’s Regulation AB for the EU Reporting Administrator Platform (the “Platform”) for the period September 23, 2020 through December 31, 2020. The Platform consists of the asset- backed transactions and securities for which Situs Real LLC acted in the capacity of the EU Reporting Administrator defined by management in Management’s Report. Management is responsible for the Company’s compliance with the applicable servicing criteria. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance with the applicable servicing criteria for the Platform based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with attestation standards established by the American Institute of Certified Public Accountants, and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the applicable servicing criteria for the Platform and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset-backed transactions and securities constituting the Platform and evaluating whether the Company performed servicing activities related to those transactions and securities in compliance with the applicable servicing criteria for the period covered by this report. Accordingly, our testing may not have included servicing activities related to each asset-backed transaction or security constituting the Platform. Further, our examination was not designed to detect material noncompliance that may have occurred prior to the period covered by this report and that may have affected the Company’s servicing activities during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the applicable servicing criteria.

In our opinion, management’s assertion that Situs Real LLC complied with the aforementioned applicable servicing criteria for the period September 23, 2020 through December 31, 2020 for the Platform is fairly stated, in all material respects.

GRANT THORNTON LLP

/s/ GRANT THORNTON LLP

Kansas City, Missouri

March 22, 2021

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